Exhibit 7

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of March 8, 2016 (this “Agreement”), is made by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), Amazon.com, Inc., a Delaware corporation (“Amazon”), and Air Transport Services Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Investment Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of common stock of the Company, par value $0.01 per share (the “Shares”), set forth opposite such Stockholder’s name on Schedule A hereto (together with such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, Amazon and the Company have entered into an Investment Agreement, dated as March 8, 2016 (the “Investment Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, the Company will issue the Warrants to Amazon;

WHEREAS, as a condition and inducement to the willingness of Amazon to enter into the Investment Agreement, Amazon has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce the Company to enter into the Investment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares. During the period from the date of this Agreement through the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, each Stockholder shall vote or cause to be voted the Subject Shares then owned by such Stockholder that such Stockholder is entitled to vote at such meeting (a) for the approval of (i) an amendment to the certificate of incorporation of the Company authorizing a sufficient number of Shares to permit the exercise in full of the Warrants and (ii) the authorization of such exercise in full under the rules of The NASDAQ Global Select Market, in each case, for the avoidance of doubt, without giving effect to any “cashless” or “net” exercise provisions therein and (b) against any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the transactions contemplated by the Investment Agreement.

2. Transfer of Shares. During the period from the date of this Agreement until the date of the Company’s annual stockholders’ meeting to be held in 2016 (the “2016 Annual Meeting”), each Stockholder will not, directly or indirectly, (a) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; provided, that nothing in this clause (a) shall prohibit Transfers from any Stockholder(s) to any other Stockholder(s), (b) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares (except as permitted by the proviso in clause (a)) or (d) take any other action, that would materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

3. Further Assurances. From time to time and without additional consideration, each Stockholder shall (at the Company’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

4. Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants to the Company, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares as follows:

(a) Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). The execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) filings under the Securities Exchange Act, as amended and (ii) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the performance of such Stockholder’s obligations hereunder, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets, except where any such breach or default would not, individually or in the aggregate, be reasonably expected to prevent or materially delay such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(c) The Subject Shares. As of the date hereof, such Stockholder is the record and beneficial owner of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent or delay such Stockholder’s ability to perform such Stockholders obligations hereunder. As of the date hereof, such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. The Stockholders have, or will have at the time of the applicable stockholders’ meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto to the extent then owned by such Stockholder, and none of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay a Stockholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by Amazon. Such Stockholder understands and acknowledges that Amazon is entering into the Investment Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of such Stockholder, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

5. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the performance of its obligations hereunder. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

6. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company or by any other director or officer of the Company acting in such Person’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company (or by any other director or officer of the Company acting in such Person’s capacity as such) shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

7. Termination. This Agreement shall automatically terminate without further action by any party hereto upon the earliest to occur (the “Expiration Date”) of (a) the approval by the requisite number of the Company’s stockholders at an annual or special meeting of the matters described in Section 1(a), (b) the termination of the Investment Agreement in accordance with its terms, (c) the written agreement of the Stockholders, the Company and Amazon to terminate this Agreement, and (d) immediately after the Company’s annual stockholders’ meeting to be held in calendar year 2017. For the avoidance of doubt, the obligations in Section 2 shall automatically terminate without further action by any party hereto immediately after the 2016 Annual Meeting.

8. Specific Performance. Each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements applicable to it contained in this Agreement relate to special, unique and extraordinary matters, (b) Amazon is relying on such covenants in connection with entering into the Investment Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause Amazon irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that Amazon shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be Amazon’s sole remedy under this Agreement unless Amazon shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

9. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

10. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Amendment. No amendment of any provision of this Agreement shall be effective unless made in writing and signed by Amazon, the Company and each of the Stockholders.

12. Waivers, etc. No waiver shall be effective unless it is in writing signed by the waiving party that makes express reference to the provision or provisions subject to such waiver.

13. Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except that Amazon may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries, its rights and/or obligations under this Agreement, but any such transfer or assignment shall not relieve Amazon of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

14. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 14 when transmitted and receipt is confirmed, or (d) if otherwise actually personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:	Air Transport Services Group, Inc.
Address:	145 Hunter Drive

Wilmington, Ohio 45177

Fax:	(937) 382-2452
Email:	joe.hete@atsginc.com
Attn:	Joe Hete, President and CEO

with a copy to (which copy alone shall not constitute notice):

Name:	Air Transport Services Group, Inc.
Address:	145 Hunter Drive

Wilmington, Ohio 45177

Fax:	(937) 382-2452
Email:	joe.payne@atsginc.com
Attn:	Joe Payne, General Counsel

if to Amazon, to:

Name:	Amazon.com, Inc.
Address:	410 Terry Avenue North

Seattle, WA 98109-5210

Fax:	(206) 266-7010
Attn:	General Counsel

with a copy to (which copy alone shall not constitute notice):

Name:	Debevoise & Plimpton LLP
Address:	919 Third Avenue

New York, NY 10022

Fax:	(212) 521-7698
Email:	wdregner@debevoise.com
Attn:	William D. Regner

if to any Stockholder to the address set forth its name on its signature page hereto.

15. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

16. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties (and any wholly owned subsidiary of Amazon to which an assignment is made in accordance with this Agreement) any benefits, rights, or remedies.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties in accordance with Section 11.

18. Section Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ Joseph C. Hete
Name:	Joseph C. Hete
Title:	CEO

AMAZON.COM, INC.

By:	/s/ Dan Grossman
Name:	Dan Grossman
Title:	VP, Corporate Development

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RED MOUNTAIN PARTNERS, L.P.

By:	/s/ John Christopher Teets
	Name:	John Christopher Teets
	Title:	Partner, Authorized Signatory

Address:

10100 Santa Monica Boulevard Suite 925 Los Angeles, California 90067

[Signature Page to Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of Shares
Red Mountain Partners, L.P.	11,152,425

The foregoing excludes restricted stock units issued in connection with J. Christopher Teets’s service on the Board of the Company.